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                                                         EXHIBIT (10)(iii)(A) 14

               COMPENSATORY ACTIONS FOR PROXY REPORTABLE PERSONS

    We recognized at the beginning of fiscal 2001 that it would take significant commitment, dedication, and effort to work through this difficult time for Lucent with focus and speed. We knew that it was important to have the right leadership with the knowledge and capabilities required to execute our turnaround with a sense of urgency. To ensure that highly qualified key members of management would stay to see this work through despite considerable personal uncertainty, we developed (1) severance protection arrangements and
(2) retention payments for selected officers.

    As to severance protection, generally those executive officers who are eligible for the severance coverage are provided two years of base salary and target bonus if their employment is terminated by the company for reasons other than cause. During this two-year period, they will also continue to receive benefit coverage and equity vesting. Such coverage has been provided to Messrs. Holder, Netravali, O'Shea and Verwaayen, among others.

    In addition, we chose to provide enhanced severance coverage for those officers most likely to be directly impacted by a change in leadership at the CEO level. Because Messrs. Holder and O'Shea are both retirement eligible and to ensure that they would stay with Lucent during the critical period of fiscal 2001 rather than retire or seek jobs elsewhere despite the personal uncertainty created by a prospective change in CEO leadership, we provided them the deferred right to terminate their employment and receive severance payments:

   - Within six months of the appointment of a new CEO

   - Upon a change in their reporting relationship to Mr. Schacht

   - Or on or after April 22, 2002 (the eighteen month anniversary of Mr. Schacht's appointment) for any reason.

Invoking severance benefits for the reasons listed above would require a three month notice period and the company would be able to request an additional three months of employment.

    For similar reasons, we enhanced the severance arrangements provided to Mr. Verwaayen in his existing employment agreement. He will be able to receive the better of the original severance coverage or this enhanced severance coverage. The enhanced coverage would provide for more vesting of stock options and restricted stock unit grants than under the terms of Mr. Verwaayen's original agreement.

    These enhanced severance arrangements have been effective in ensuring that these key members of management were retained by Lucent through fiscal 2001; these leaders have achieved the successful implementation of the seven point restructuring program, the realignment of the organization, the rationalization of the product portfolio and the positive changes in our cash flow, liquidity and annual expense rate.

    In addition to severance protection, special retention award arrangements were put in place to ensure continuity of leadership into fiscal 2002 and beyond as the company continues its critical restructuring work.

    Selected officers, including Mr. Netravali, will be awarded a cash retention payment to be paid in two parts -- 50% in February 2002 and 50% in December 2002 -- assuming continued employment with the company or involuntary termination without cause. In Mr. Netravali's case, the total amount of his payment would be $1,000,000.

    Retention arrangements were also developed to ensure the continued employment of Messrs. Holder, O'Shea, and Verwaayen to and beyond April 22, 2002. Each would be eligible to receive a cash retention payment equal to two times his base salary and annual target bonus at the time of payment. This payment would be made April 22, 2002 or upon commencement of employment of a new CEO, whichever comes first. Based on current salary and annual bonus targets, Mr. Holder's retention payment would be $4,500,000, Mr. O'Shea's retention payment would be $3,080,000 and Mr. Verwaayen's retention payment would be $3,300,000. They would also receive full vesting of their

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current outstanding stock options and restricted stock units (unless otherwise determined by the Corporate Governance and Compensation Committee at the time of the grant) effective no later than April 22, 2002. After that, their ongoing severance coverage would be comparable to that of other officers, without the enhanced coverage described above. This enhanced retention arrangement ensures that the incentives for senior management to remain in leadership positions within the company are greater than the benefits they could receive under a self-initiated severance arrangement. In order to provide a strong incentive for continuing beyond April 2002, in December 2001, we granted to each of Mr. Holder and Mr. O' Shea additional equity grants of 500,000 stock options and 500,000 restricted stock units. These grants will not be subject to the April 2002 accelerated vesting provisions described above.

    Finally, we acted to provide federal excise tax protection to Messrs. Schacht, Holder, O'Shea and Verwaayen in the event that severance payments made to them following a change in control would be subject to a 20% excise tax under IRS Code Section 4999. This protection is typically provided to members of senior management.

    Subsequent to the end of the company's fiscal year, Mr. Verwaayen accepted a position as the chief executive officer of British Telecom. The specific terms of Lucent's financial arrangements for Mr. Verwaayen have not been finalized.

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